UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AUSTIN GOLD CORP.

(Exact name of registrant as specified in its charter)

British Columbia	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1021 West Hastings Street, 9th Floor

Vancouver, British Columbia, Canada V6E 0C3

(Address of principal executive offices)(Zip Code)

AUSTIN GOLD Corp. STOCK OPTION plan AMENDED AND RESTATED AS OF JULY 5, 2021

(Full title of the plans)

Registered Agent Solutions, Inc.

4625 West Nevso Drive, Suite 2

Las Vegas, NV 89103

(Name and Address of Agent for Service)

(888) 705-7274

(Telephone Number, including area code, of agent for service)

Copies to:

Jason K Brenkert, Esq.

Dorsey & Whitney LLP

1400 Wewatta Street, Suite 400

Denver, Colorado 80202

Telephone: (303) 352-1133

Fax Number: (303) 629-3450

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 registers the offer and sale of common shares of Austin Gold Corp. (the "Registrant") pursuant to the Registrant’s Stock Option Plan, Amended and Restated as of July 5, 2021.

PART I.          INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II.         INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") are hereby incorporated in this registration statement by reference:

(a)	The Registrant’s prospectus dated May 3, 2022, filed with the Commission pursuant to Rule 424(b)(4) under the Securities Act on May 5, 2022 (File No. 333-260404), including the Registrant’s audited consolidated statements of financial position as at December 31, 2021 and 2020, and the consolidated statements of comprehensive loss, changes in equity and cash flows for the year ended December 31, 2021 and the period of incorporation on April 21, 2020 to December 31, 2020, and the related notes, contained therein;

(b)	Exhibits 99.1 and 99.2 to the Registrant’s Foreign Report on Form 6-K filed with the Commission on August 15, 2022, including the Registrant’s condensed consolidated interim statements of financial position as at June 30, 2022 and the condensed consolidated statements of comprehensive loss, changes in equity and cash flows for the three and six months ended June 30, 2022 and 2021 and management’s discussion and analysis for the six months ending June 30, 2022;

(c)	All other reports filed by the Registrant under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since January 1, 2022; and

(c)	The description of the Registrant’s securities contained in the Registrant's registration statement on Form S-1, as amended (File No. 333-260404), filed with the Commission on October 21, 2021, including any amendments or reports filed for the purposes of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, including any Reports of Foreign Private Issuers on Form 6-K submitted during such period (or portion thereof) that is identified in such form as being incorporated by reference into this registration statement, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Robert Hatch, the consulting geologist to the Company who is the qualified person under subpart 1300 of Regulation S-K that reviewed certain of the Company’s mineral property disclosure contained in the prospectus dated May 3, 2022, that is incorporated herein by reference, currently has 33,333 options exercisable at Cdn$3.00 per share, 76,667 options at $0.9161 per share and is eligible for option grants under the Company’s stock option plan.

Item 6. Indemnification of Directors and Officers.

The following summary is qualified in its entirety by, and should be read together with, the full provisions of the Business Corporations Act (British Columbia) (the “BCBCA”).

Under the BCBCA, subject to the conditions set out below from (1) to (4) under the heading "Indemnity Conditions" (the "Indemnity Conditions"), the Registrant may:

(A)	indemnify an individual who: (i) is or was a director or officer of the Registrant; (ii) is or was a director or officer of another corporation: (x) at a time when the corporation is or was an affiliate of the Registrant, or (y) at the Registrant’s request; or (iii) at the request of the Registrant, is or was, or holds or held a position equivalent to that of a director or officer of another entity (any such individual, an "Indemnified Party"), against all judgments, penalties or fines awarded or imposed in, or amounts paid in settlement of, any legal proceeding or investigative action, whether current, threatened, pending or completed in which such Indemnified Party or any of his or her heirs and personal or other legal representatives (collectively with an Indemnified Party, an "Eligible Party") is or may be joined as a party, or is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to such legal proceeding or investigative action because of serving in such capacity (such legal proceeding or investigative action, an “Eligible Proceeding”); and/or
(B)	after the final disposition of an Eligible Proceeding, pay all costs, charges and expenses, including legal and other fees (but excluding judgments, penalties, fines or amounts paid in settlement of an Eligible Proceeding) (collectively "Expenses"), actually and reasonably incurred by an Eligible Party in respect of such Eligible Proceeding.

Indemnity Conditions:

The Registrant must not indemnify an Eligible Party or pay the Expenses of an Eligible Party, if any of the following circumstances apply:

(1)	if the indemnity or payment is made under an earlier agreement to indemnify or pay Expenses and, at the time that the agreement to indemnify or pay Expenses was made, the Registrant was prohibited from giving the indemnity or paying the Expenses by its Articles;
(2)	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay Expenses and, at the time that the indemnity or payment is made, the Registrant is prohibited from giving the indemnity or paying the Expenses by its Articles;
(3)	if, in relation to the subject matter of the Eligible Proceeding, the Indemnified Party did not act honestly and in good faith with a view to the best interests of the Registrant or the associated corporation, as the case may be; or
(4)	in the case of an Eligible Proceeding other than a civil proceeding, if the Indemnified Party did not have reasonable grounds for believing that the Indemnified Party's conduct in respect of which the Eligible Proceeding was brought was lawful.

In addition, if an Eligible Proceeding is brought against an Eligible Party by or on behalf of the Registrant or by or on behalf of an associated corporation, the Registrant must not indemnify the Eligible Party or pay the Expenses of the Eligible Party in respect of such Eligible Proceeding. The Registrant may pay, as they are incurred in advance of the final disposition of an Eligible Proceeding, such Expenses actually and reasonably incurred by an Eligible Party, provided it first obtains a written undertaking from the Eligible Party that such individual will repay the amounts advanced if it is ultimately determined that any of the Indemnity Conditions are not met. Under the BCBCA, provided that the Indemnity Conditions are met, the Registrant must, after the final disposition of an Eligible Proceeding, pay the Expenses actually and reasonably incurred by the Eligible Party in respect of such Eligible Proceeding if the Eligible Party has not been reimbursed for such Expenses and is wholly successful, on the merits or otherwise, in the outcome of such Eligible Proceeding, or is substantially successful on the merits thereof. On application of the Registrant or an Eligible Party, the Supreme Court of British Columbia may do one or more of the following: (A) order the Registrant to indemnify an Eligible Party in respect of any liability incurred by the Eligible Party in respect of an Eligible Proceeding, (B) order the Registrant to pay some or all of the Expenses incurred by an Eligible Party in respect of an Eligible Proceeding, (C) order the enforcement of, or any payment under, an agreement of indemnification entered into by the Registrant, (D) order the Registrant to pay some or all of the Expenses actually and reasonably incurred by any person in obtaining such an order, and/or (E) make any other order that the Court considers appropriate.

The Articles of the Registrant provide that, subject to the BCBCA, the Registrant must indemnify a director, former director or alternate director of the Registrant, and such person’s heirs and legal personal representatives against all eligible penalties to which such person is or may be liable and must, after the final disposition of an Eligible Proceeding, pay the Expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and alternate director is deemed to have contracted with the Registrant on the terms of the indemnity contained in the Articles of the Registrant. In addition, the Articles of the Registrant provide that, subject to the BCBCA, the Registrant may indemnify any person.

A policy of directors’ and officers’ liability insurance is maintained by the Registrant which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the Articles of the Registrant and the BCBCA.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit
4.1	Notice of Articles (incorporated by reference to Exhibit 3.1 to the Registrant’s registration statement on Form S-1 as filed with the Commission on October 21, 2021, File No. 333-260404)

4.2	Amended Articles (incorporated by reference to Exhibit 3.2 to the Registrant’s registration statement on Form S-1 as filed with the Commission on April 22, 2022, File No. 333-260404)

4.3	Amended and Restated Stock Option Plan, effective July 5, 2021 (incorporated by reference to Exhibit 10.1 to the Form S-1 registration statement as filed with the Commission on October 21, 2021, File No. 333-260404)

5.1	Opinion of DuMoulin Black LLP

23.1	Consent of DuMoulin Black LLP (included in Exhibit 5.1)

23.2	Consent of Manning Elliott LLP

23.3	Consent of Barbara Carroll

23.4	Consent of Robert Hatch

24.1	Power of Attorney (included in signature page)

107	Filing Fee Table

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Notice of Articles (incorporated by reference to Exhibit 3.1 to the Registrant’s registration statement on Form S-1 as filed with the Commission on October 21, 2021, File No. 333-260404)

4.2	Amended Articles (incorporated by reference to Exhibit 3.2 to the Registrant’s registration statement on Form S-1 as filed with the Commission on April 22, 2022, File No. 333-260404)

4.3	Amended and Restated Stock Option Plan, effective July 5, 2021 (incorporated by reference to Exhibit 10.1 to the Form S-1 registration statement as filed with the Commission on October 21, 2021, File No. 333-260404)

5.1	Opinion of DuMoulin Black LLP

23.1	Consent of DuMoulin Black LLP (included in Exhibit 5.1)

23.2	Consent of Manning Elliott LLP

23.3	Consent of Barbara Carroll

23.4	Consent of Robert Hatch

24.1	Power of Attorney (included in signature page)

107	Filing Fee Table

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on this 31st day of October, 2022.

AUSTIN GOLD CORP.

/s/ Dennis L. Higgs
Name:	Dennis L. Higgs
Title:	President
(Principal Executive Officer)

/s/ Grant Bond
Name:	Grant Bond
Title:	Chief Financial Officer
(Principal Financial and Accounting Officer)

Power of Attorney

Each person whose signature appears below constitutes and appoints Dennis L. Higgs his/her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for them in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dennis L. Higgs	President	October 31, 2022
Dennis L. Higgs	(Principal Executive Officer)

/s/ Grant Bond	Chief Financial Officer	October 31, 2022
Grant Bond	(Principal Financial and Accounting Officer)

/s/ Joseph J. Ovsenek	Executive Chairman and Director	October 31, 2022
Joseph J. Ovsenek

/s/ Kenneth C. McNaughton	Vice President Exploration and Director	October 31, 2022
Kenneth C. McNaughton

/s/ Barbara A. Filas	Director	October 31, 2022
Barbara A. Filas

/s/ Benjamin Leboe	Director	October 31, 2022
Benjamin Leboe

/s/ Tom Yip	Director	October 31, 2022
Tom Yip

/s/ Guillermo Lozano-Chavez	Director	October 31, 2022
Guillermo Lozano-Chavez